                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1 )*


                         Virus Research Institute, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    927920108
                   ------------------------------------------
                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 20 Pages

________________________________________________________________________________

CUSIP No. 927920108                  13G                      Page 2 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Ventures II, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   1,324,975
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,324,975
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  1,324,975
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  14.8%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                      Page 3 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Partners II, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   1,324,975
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,324,975
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  1,324,975
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  14.8%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                      Page 4 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Ventures III, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   1,174,575
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,174,575
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  1,174,575
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  13.1%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                      Page 5 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Partners III, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   1,174,575
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,174,575
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  1,174,575
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  13.1%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                      Page 6 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Ventures IV, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   344,928
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   344,928
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  344,928
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  3.9%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                      Page 7 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Partners IV, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   344,928
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   344,928
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  344,928
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  3.9%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                      Page 8 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  James H. Cavanaugh, Ph.D.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       United States
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   2,844,478
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,844,478
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,844,478
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  31.7%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                      Page 9 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  Harold R. Werner
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       United States
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   2,844,478
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,844,478
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,844,478
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  31.7%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 10 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  William Crouse
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       United States
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   2,844,478
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,844,478
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,844,478
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  31.7%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 11 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  John W. Littlechild
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       United States
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             2,844,478
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,844,478
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,844,478
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  31.7%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 12 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  Mark Leschly
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       United States
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             1,519,503
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,519,503
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  1,519,503
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  16.9%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 13 of 20 Pages
________________________________________________________________________________

Item 1.

         (a)      Name of Issuer:

                  Virus Research Institute, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  61 Moulton Street
                  Cambridge, Massachusetts 02138

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly(1). See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(2)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild and Leschly is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV II, HCP II, HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are each United States citizens.

--------

(1) Mr. Leschly became a general partner of each of HCP III and HCP IV effective January 1, 1998.

(2) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II, which is the general partner of HCV II, and Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of each of HCP III and HCP IV, which is the general partner of each of HCV III and HCV IV, respectively, the record holder of Issuer's securities.

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 14 of 20 Pages
________________________________________________________________________________


         (d)      Title of Class of Securities:

                  Common Stock, par value $.001 ("Shares").

         (e)      CUSIP Number:

                  927920108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1997: HCV II and HCP II beneficially owned 1,324,975 Shares of Issuer's Common Stock; HCV III and HCP III beneficially owned 1,174,575 Shares of Issuer's Securities, consisting of 1,131,595 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 42,980 Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 344,928 Shares of Issuer's Securities, consisting of 332,306 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 12,622 Shares of Issuer's Common Stock; Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse beneficially owned 2,844,478 Shares of Issuer's Securities, consisting of 2,788,876 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 55,602 Shares of Issuer's Common Stock; and Mr. Leschly beneficially owned 1,519,503 Shares of Issuer's Securities, consisting of 1,463,901 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 55,602 Shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of December 31, 1997: the 1,324,975 Shares of Issuer's Securities beneficially owned by HCV II and HCP II constitute 14.8% of Issuer's Shares outstanding; the 1,174,575 Shares of Issuer's Securities beneficially owned by HCV III and HCP III constitute 13.1% of the Issuer's Shares outstanding; the 344,928 Shares of Issuer's Securities beneficially owned by HCV IV and HCP IV consisted 3.9% of Issuer's Shares outstanding; the 2,844,478 Shares of Issuer's Securities beneficially owned by Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute 31.7% of Issuer's Shares outstanding; and the 1,519,503 Shares of Issuer's Securities beneficially owned by Mr. Leschly constitute 16.9% of Issuer's Shares outstanding.

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 15 of 20 Pages
________________________________________________________________________________


         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Inapplicable

                  (ii) shared power to vote or to direct the vote: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse share the power to vote or direct the vote of those shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV IV.

                  (iii) sole power to dispose or to direct the disposition of:

                           Inapplicable

                  (iv) shared power to dispose of or to direct the disposition of: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those shares owned by HCV IV.

Item 5.           Ownership of Five Percent or less of a Class:

                  Inapplicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 16 of 20 Pages
________________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable.

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable.

Item 9.           Notice of Dissolution of Group:

                  Inapplicable.

Item 10.          Certification:

                  Inapplicable.

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 17 of 20 Pages
________________________________________________________________________________

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998                        HealthCare Ventures II, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners II, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                          A General Partner

Dated:  February 10, 1998                        HealthCare Partners II, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                    A General Partner

Dated:  February 10, 1998                        HealthCare Ventures III, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners III, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                          A General Partner

Dated:  February 10, 1998                        HealthCare Partners III, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                 A General Partner

Dated:  February 10, 1998                        HealthCare Ventures IV, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners IV, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                 A General Partner

Dated:  February 10, 1998                        HealthCare Partners IV, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                 A General Partner

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
              Princeton, New Jersey              ------------------------------
                                                 James H. Cavanaugh, Ph.D.

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
              Princeton, New Jersey              ------------------------------
                                                 Harold R. Werner

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 18 of 20 Pages
________________________________________________________________________________

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Cambridge, Massachusetts            -------------------------------
                                                 John W. Littlechild

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Princeton, New Jersey               -------------------------------
                                                 William Crouse

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Cambridge, Massachusetts            -------------------------------
                                                 Mark Leschly

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 19 of 20 Pages
________________________________________________________________________________

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Virus Research Institute, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 10, 1998                        HealthCare Ventures II, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners II, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                 ------------------------------
                                                     A General Partner

Dated:  February 10, 1998                        HealthCare Partners II, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                 ------------------------------
                                                     A General Partner

Dated:  February 10, 1998                        HealthCare Ventures III, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners III, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                 ------------------------------
                                                     A General Partner

Dated:  February 10, 1998                        HealthCare Partners III, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                 ------------------------------
                                                     A General Partner

Dated:  February 10, 1998                        HealthCare Ventures IV, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners IV, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                 ------------------------------
                                                     A General Partner

Dated:  February 10, 1998                        HealthCare Partners IV, L.P.
             Princeton, New Jersey

                                                 By: /s/ Jeffrey Steinberg
                                                 ------------------------------
                                                     A General Partner

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
              Princeton, New Jersey              ------------------------------
                                                      James H. Cavanaugh, Ph.D.


Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Princeton, New Jersey               -------------------------------
                                                       Harold R. Werner

________________________________________________________________________________

CUSIP No. 927920108                  13G                     Page 20 of 20 Pages
________________________________________________________________________________

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Cambridge, Massachusetts            -------------------------------
                                                       John W. Littlechild

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Princeton, New Jersey               -------------------------------
                                                       William Crouse

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Cambridge, Massachusetts            -------------------------------
                                                       John W. Littlechild